Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES ANNOUNCES AWARD TO NORIT IN ARBITRATION

Littleton, CO – April 11, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or the “Company”) today announced that an arbitration panel in Atlanta, Georgia in the case of Norit Americas, Inc. (“Norit”) v. ADA-ES, Inc., et al. (collectively the “ADA Defendants”) has issued an Interim Award holding ADA liable for approximately $37.9 million dollars in damages for breach of a non-solicitation provision of a Market Development Agreement (“MDA”) the Company entered into with Norit in 2001 and terminated in 2006, and further holding ADA jointly and severally liable together with several other ADA Defendants for payment of a royalty of 10.5% for 3 years and then 7% for an additional 5 years on the sales of activated carbon from the production facility owned by ADA Carbon Solutions (Red River), LLC (“Red River”) in which the Company indirectly holds a minority interest, for misappropriation of certain Norit claimed trade secrets. The damages for breach of the non-solicitation provision relate to a large, long-term contract running through 2014 that ADA won in competition with Norit during the year after termination of the MDA and a second contract with another customer. These contracts are excluded from the sales on which royalties will be due.

The Interim Award also dismissed Norit’s request for injunctive relief, assignment of an ADA patent, multiple trade secret claims as well as Federal RICO and civil conspiracy claims that Norit had asserted. The arbitration panel further ordered additional proceedings to address the timing and payment of the ADA Defendants’ obligations and the parties’ claims for recovery of attorneys’ fees after which time the Interim Award will be made final. The arbitration panel’s decision resolves all other claims the parties asserted against each other in the lawsuit originally filed by Norit in August of 2008 in Texas and claims later raised in the arbitration proceeding. The ADA Defendants are ADA, ADA Environmental Solutions LLC, ADA Carbon Solutions, LLC (“ACS”) (formerly known as Crowfoot Development, LLC), ACS’ wholly owned subsidiaries Red River, Underwood Environmental Products, LLC, and Morton Environmental Products, LLC and two ACS employees who were former employees of Norit.

Dr. Michael D. Durham, President and CEO of ADA, commented, “We are shocked and deeply disappointed by this ruling and are working with counsel to determine our options.” Due to the confidential nature of the ongoing arbitration process, the Company will not be able to comment further about this matter at this time.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

ADA-ES News Release April 11, 2011	- 2 -

With respect to mercury emissions:

•	We supply activated carbon injection (“ACI”) systems, mercury measurement instrumentation, and related services.

•	We are also a joint venture participant in ACS, which operates the AC production facility at Red River, Louisiana.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions LLC, we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy and industry participants.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com